UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 12, 2025

Date of Report (Date of Earliest Event Reported)

VIPER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36505	46-5001985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Texas Ave.
Suite 100
Midland, Texas 79701
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (432) 221-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.000001 per share	VNOM	The Nasdaq Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On June 12, 2025 (the “Credit Effective Date”), Viper Energy, Inc., as guarantor (the “Company”), entered into a Credit Agreement with Viper Energy Partners LLC, as borrower (the “Borrower”), the lenders and other guarantors named therein and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement replaces the Borrower’s existing Credit Agreement, dated as of July 20, 2018, among the Company, the Borrower, the other guarantors and lenders named therein and Wells Fargo Bank, National Association as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Credit Agreement is guaranteed by certain subsidiaries of the Borrower and provides the Borrower with commitments for a senior unsecured revolving credit facility equal to $1,500,000,000. Proceeds from any borrowings under the Credit Agreement may be used for working capital and other general corporate purposes. As of the Credit Effective Date, the aggregate principal amount outstanding under the Credit Agreement is approximately $365,000,000.

Borrowings under the Credit Agreement bear interest at a per annum rate elected by the Borrower that is equal to term SOFR or an alternate base rate (which is equal to the greatest of the prime rate, the federal funds effective rate plus 0.50%, and 1-month term SOFR plus 1.0%, subject to a 1.0% floor), in each case plus the applicable margin. The applicable margin ranges from 0.125% to 1.000% per annum in the case of alternate base rate loans and from 1.125% to 2.000% per annum in the case of term SOFR loans, in each case based on the pricing level. Further, the commitment fee ranges from 0.125% to 0.325% per annum on the average daily unused portion of the commitment, again based on the pricing level. The pricing level depends on the rating of the Company’s long-term senior unsecured debt by certain ratings agencies.

The loans under the Credit Agreement may be voluntarily prepaid, and unutilized commitments thereunder may be voluntarily reduced, without penalty, other than customary term SOFR loan breakage.

The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default, in each case, customary for unsecured financings of this type. Negative covenants include, among others, certain limitations on the incurrence of liens by the Company, the Borrower and their respective subsidiaries and on the incurrence of debt by the Borrower’s subsidiaries. In addition, the Credit Agreement requires that the Company maintain a total net debt to capitalization ratio of no more than 65%. If any of the events of default specified in the Credit Agreement occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable and the lenders’ commitments may be terminated.

Many of the lenders under the Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement, the Borrower terminated all commitments of the lenders under the Existing Credit Agreement, which were previously scheduled to expire on September 22, 2028. In connection therewith, all outstanding borrowings under the Existing Credit Agreement were repaid, and all guarantees thereof and security interests granted to secure such indebtedness were released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 12, 2025, by and among the Company, the Borrower, the lenders and guarantors party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viper Energy, Inc.

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

Dated: June 12, 2025